Exhibit 10.1
SETTLEMENT AGREEMENT
     This SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of March 19, 2008, by and among Capital Senior Living Corporation, a Delaware corporation (“Capital Senior”); West Creek Capital, LLC, a Delaware limited liability company (“West Creek”); Harvey Hanerfeld (“Hanerfeld”); and Roger Feldman (“Feldman” and, together with Hanerfeld and West Creek, the “West Creek Parties”).
RECITALS
     WHEREAS, West Creek has indicated that it may solicit proxies in connection with Capital Senior’s 2008 annual meeting of stockholders (the “2008 Annual Meeting”); and
     WHEREAS, among other things, Capital Senior is willing to add to its board of directors (the “Board”) certain individuals jointly selected with West Creek and to create a Special Committee of the Board (the “Special Committee”), and, subject to the terms and conditions of this agreement, West Creek is willing to forbear from soliciting proxies in connection with the 2008 Annual Meeting;
     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AGREEMENTS
     Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “2009 Annual Meeting” shall mean the annual meeting of Capital Senior’s stockholders to be held in 2009, or any special meeting of stockholders held in lieu thereof at which directors are to be elected to the Board.
     “Affiliate” shall mean (a) with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and (b) any officers, directors or members of West Creek.
     “Common Stock” shall mean the common stock, par value $.01 per share, of Capital Senior.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or any stock exchange or market in which the Common Stock is listed for trading or traded.

     “Management Proposal” shall mean a proposal presented by the Board for consideration at an annual meeting of Capital Senior’s stockholders that is anything other than the election of directors or ratification of the appointment of Capital Senior’s independent auditors.
     “Person” shall mean any individual, corporation, limited liability company, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act.
     “Resignation Date” shall mean the first date on which (i) any of the West Creek Parties or any other member of the West Creek Group shall engage in, or announce an intention to engage in, any Restricted Activity with respect to the election of directors at the 2009 Annual Meeting or (ii) the West Creek Parties and their Affiliates own fewer than 500,000 shares of Common Stock.
     “Restricted Activity” shall mean (i) soliciting proxies or consents for the voting of any shares of Common Stock or otherwise becoming a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or becoming a “participant” in any “election contest” involving Capital Senior (all terms used herein and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein), (ii) seeking to advise or influence any person with respect to the voting of any shares of Common Stock in a manner other than as recommended by the Board, (iii) initiating, proposing or otherwise “soliciting” Capital Senior stockholders for the approval of shareholder proposals, (iv) otherwise communicating with Capital Senior’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (v) otherwise engaging in any course of conduct with the purpose of causing any other stockholder of Capital Senior to vote contrary to the recommendation of the Board on any matter presented to Capital Senior’s stockholders for their vote or (vi) otherwise acting, directly or indirectly, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of Capital Senior, other than through Hanerfeld solely in his capacity as a member of the Board. Notwithstanding the foregoing, no activity specified in any of the foregoing clauses (ii) through (vi) inclusive shall, with respect only to a Management Proposal, be deemed to be a Restricted Activity during the Solicitation Period for the 2008 Annual Meeting. For the avoidance of doubt, any of the activities specified in the any of the foregoing clauses (ii) through (vi) inclusive shall, during the Solicitation Period for the 2008 Annual Meeting, be deemed to be Restricted Activities to the extent they are taken with respect to any matter considered at such annual meeting that is not a Management Proposal.
     “Solicitation Period” shall mean, with respect to any annual meeting of Capital Senior’s stockholders, the time period from (A) the earlier of (i) the time when notice of such annual meeting is given by Capital Senior or (ii) such earlier time, if any, as Capital Senior shall publicly announce or disclose an intention to present a Management Proposal at such annual meeting to (B) the conclusion of such annual meeting.
     “West Creek Group” shall mean (a) the West Creek Parties; (b) any and all Affiliates of any West Creek Party, (c) any Person as to which beneficial ownership of Common Stock, directly or indirectly, is controlled or shared by a West Creek Party; (d) any then-current officers, directors or managing members (or Persons serving in equivalent capacities) of any Person described in clauses (a)

or (b) above; and (e) with respect to any Person described in clauses (a) or (b) above who is an individual, (i) any and all immediate family members of such Person, (ii) the heirs, executors, personal representatives and administrators of such Person, (iii) any and all trusts established for the benefit of such Person and (iv) any and all charitable foundations the investment decisions of which are controlled by such Person.
     Section 1.2. Board Composition Matters; Nominations at 2008 Annual Meeting.
     (a) Capital Senior shall as promptly as practicable, and in any event within five business days after the date hereof, take all action necessary (including the calling of a special meeting of the Board to approve such actions) to:
     (i) expand the size of the Board so as to create two new directorships on the Board in accordance with Article Five of its Amended and Restated Certificate of Incorporation and Article Three of its Amended and Restated By-Laws, and
     (ii) appoint Hanerfeld and Peter Martin (“Martin” and, together with Hanerfeld, the “New Directors”) to fill such newly-created directorships, with Hanerfeld serving a term that expires in 2010 and Martin serving a term that expires in 2008.
     (b) At the 2008 Annual Meeting, Capital Senior shall nominate three individuals, one of whom shall be Martin (such three individuals, the “2008 Nominees”), to serve as directors for terms expiring in 2011. Capital Senior shall use its reasonable best efforts to cause the election of the 2008 Nominees at the 2008 Annual Meeting, including, without limitation, recommending that Capital Senior’s stockholders vote in favor of the election of the 2008 Nominees at such annual meeting and voting the shares of Common Stock represented by all proxies granted by stockholders in connection with the solicitation of proxies by the Board in connection with such meeting in favor of the 2008 Nominees, except for such proxies that specifically indicate a vote to withhold authority with respect to the 2008 Nominees. Capital Senior shall not, and shall use all commercially reasonable efforts to cause its officers not to, take any position, make any statements or take any action inconsistent with such recommendation. West Creek agrees that, as promptly as practical following the request of Capital Senior, West Creek shall submit to Capital Senior all information relating to Hanerfeld (or a West Creek Replacement (as defined below), as the case may be) required by applicable law to be included in Capital Senior’s proxy statement seeking votes for the election of such individual as a director of Capital Senior and such individual’s agreement to being named in Capital Senior’s proxy statement and to serve as a director of Capital Senior if so elected.
     (c) If at any time on or before the Resignation Date, there shall occur a vacancy in the Board seat held by a New Director (or by any director appointed pursuant to this Section 1.2(c)) by reason of his resignation, removal, death or incapacity, then the Capital Senior Parties shall take all necessary action to promptly fill such vacancy (i) with respect to Hanerfeld (or any replacement appointed in accordance herewith), by a person (other than a principal of West Creek in the case of a resignation on or before September 30, 2008), proposed in writing by West Creek whom the Nominating Committee reasonably determines in good faith meets the qualifications of the Board as then in effect (a “West Creek Replacement”) and (ii) with respect to Martin (or any Institutional Nominee, by a person recommended in writing by an institutional stockholder that beneficially owns more than 1,000,000 shares of Common Stock (a “Qualified Institutional Holder”), which person (x) shall have had no prior relationship with Capital Senior or West Creek or their respective managements during the four years preceding his or her election and/or appointment to the Board and (y) the Nominating Committee reasonably determines meets the qualifications of the Board as then in effect. In connection with the foregoing clause (i), West Creek shall promptly submit to Capital Senior the name of the proposed West Creek Replacement, together with such information reasonably requested by the Nominating Committee in order to make a determination if such person meets the qualifications of the Board as then in effect, as well as such person’s agreement to meet with Capital Senior’s Nominating Committee at their request. In the event that the Nominating Committee reasonably determines in good faith that any West Creek Replacement does not meet the qualifications of the Board as then in effect, West Creek shall promptly propose in writing, and the Nominating Committee shall promptly consider to fill such vacancy, another West Creek Replacement to be appointed in accordance with the provisions of this Section 1.2(c).
     (d) Capital Senior shall provide the West Creek Parties with true and complete copies of the Form 8-K being filed with respect to this Agreement, as well as any portion of the draft preliminary or definitive proxy statements for the 2008 Annual Meeting that contains information regarding this Agreement, a New Director (or any West Creek Replacement, as the case may be) or any member of the West Creek Group. The Capital Senior Parties shall consider in good faith any comments of the West Creek Parties and their counsel and shall use the language, or any summary thereof that is agreed upon in the foregoing filings, in all other filings with the Securities and Exchange Commission that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement.
     (e) The West Creek Parties shall provide Capital Senior with true and complete copies of the amendment to Schedule 13D being filed with respect to this Agreement. The West Creek Parties shall consider in good faith any comments of Capital Senior and their counsel and shall use the language, or any summary thereof that is agreed upon in the foregoing filing, in all other filings with the Securities and Exchange Commission that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement.
     (f) Promptly following the 2008 Annual Meeting, Hanerfeld shall be assigned to the Board’s Nominating Committee, which shall consist of three members after Hanerfeld joins it, and Martin shall be assigned to the Compensation Committee, which also shall consist of three members after Martin joins it. Capital Senior agrees that, at the direction of West Creek, either Hanerfeld or the other New Director (or any West Creek Replacement, as the case may be) shall be appointed to any other committee of the Board that currently exists and any committee of the Board formed after the date hereof, provided in all such cases that Hanerfeld or such other New Director shall meet any independence or other requirements under applicable law or the rules of the New York Stock Exchange for service on such committee.
     (g) Capital Senior agrees that each of the New Directors (or any West Creek Replacement, as the case may be) shall receive (i) the benefits of director and officer insurance, and any indemnity and exculpation arrangements available to other directors on the Board and

(ii) receive compensation for his or her service as a director equal to the compensation received by other directors on the Board.
     (h) West Creek and Hanerfeld acknowledge and agree that the Board, in the exercise of its fiduciary duties, may recuse Hanerfeld from any Board or Board committee meeting or portion thereof (i) as may be required by any “conflict of interest” policy of Capital Senior that is applicable to directors generally or (ii) at which the Board or any such committee is evaluating and/or taking action with respect to (A) the ownership of capital stock of Capital Senior by any member of the West Creek Group, (B) the exercise of any of Capital Senior’s rights or enforcement of any of the obligations under this Agreement, (C) any transaction with any member of the West Creek Group or (D) any other matter in which the interests of any member of the West Creek Group are adverse to those of Capital Senior, except for such matters that are applicable to directors on the Board generally; provided that such recusal policies shall be applied equally to all directors on the Board in similar circumstances.
     (i) Hanerfeld agrees to serve as a director of Capital Senior, subject to and in accordance with the provisions of this Agreement and the written policies of (i) the Board, (ii) any committees thereof and (iii) Capital Senior, in each case, that are applicable to Board members. Hanerfeld acknowledges that his obligations under this Agreement are in addition to the fiduciary and common law duties of any director of a Delaware corporation.
     (j) Notwithstanding any other provision of this Agreement to the contrary, Hanerfeld hereby irrevocably resigns as a director of Capital Senior, effective immediately upon the Resignation Date. Capital Senior and the West Creek Parties agree and acknowledge that the preceding sentence shall serve as Hanerfeld’s formal resignation delivered to Capital Senior and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignation in accordance therewith. The West Creek Parties agree that they shall not contest or seek to contest the validity or effectiveness of such resignation.
     (k) The parties agree that Capital Senior shall not be required to nominate Hanerfeld or any West Creek Replacement to stand for election at the 2010 Annual Meeting or at any other annual meeting of Capital Senior’s stockholders.
     Section 1.3. Strategic Alternatives Process. (a) Capital Senior agrees to form the Special Committee as a committee of the Board with the full power and authority of the Board, subject only to the limitations on power and authority contained in Section 141(c) of the Delaware General Corporation Law and the following sentence, to actively explore and consider for recommendation to the Board strategic alternatives for Capital Senior, including, without limitation, (A) a sale of Capital Senior for cash or stock, (B) a going private transaction, (C) a restructuring of Capital Senior’s portfolio, which may include sales and/or acquisitions of assets, (D) a merger with a private company in which Capital Senior’s stockholders may or may not retain a majority equity interest in the surviving entity, (E) the institution of a share buyback or dividend (recurring or extraordinary), (F) the execution of Capital Senior’s existing business plan without alteration, and (G) any other alternative or combination of alternatives that has the potential to enhance shareholder value (each of the transactions described in the foregoing clauses (A) through (G) is referred to herein as a “Strategic Transaction”). The full Board (and not the Special Committee) shall have the sole power to approve any Strategic Transaction.
     (b) The Special Committee shall be comprised of five members: Larry Cohen, Jim Stroud, Jim Moore, Hanerfeld and Martin.
     (c) The Special Committee shall choose one of its members to serve as Chairman of the Special Committee. The Chairman of the Special Committee shall preside at all meetings of the Special Committee, shall be the principal liaison of the Special Committee with its financial, legal and other advisors and shall generally serve with respect to the Special Committee in a manner comparable to the manner in which the Chairman of the Board serves with respect to the Board. All significant directions to Capital Senior’s financial and other advisors and all other significant actions and decisions of the Special Committee shall be considered and approved by the Special Committee. All meetings of the Special Committee shall be held at reasonable times and at reasonable places, and members of the Special Committee shall be entitled to participate in meetings telephonically.
     (d) Without limiting the generality of the first sentence of Section 1.3(a) of this Agreement, the Special Committee shall retain an investment banking firm as its financial advisor (the “Financial Advisor”). The investment banking firm selected by the Special Committee as the Financial Advisor shall be a nationally recognized investment banking firm with expertise in the senior living industry; provided that no investment banking firm shall be retained by the Special Committee without the approval of Hanerfeld, such approval not to be unreasonably withheld or delayed. Any member of the Special Committee shall be entitled to speak directly with the Financial Advisor, at such times as such Special Committee member and the Financial Advisor shall deem necessary or appropriate, in connection with the work of the Special Committee; provided, however, that any such discussions with the Financial Advisor shall be reported promptly to the full Special Committee, except for discussions that are not significant in nature. The terms of the Financial Advisor’s engagement shall be typical in the investment banking industry for such an assignment, including allowing the Financial Advisor to earn a fee for executing whichever Strategic Alternative the Board elects to pursue. The Special Committee shall approve the terms of the Financial Advisor’s engagement; provided that no engagement letter with the Financial Advisor shall be approved without the prior written consent of Hanerfeld, which consent shall not be unreasonably withheld or delayed. Capital Senior shall cooperate fully with the Financial Advisor, including by providing the Financial Advisor with such access to non-public information, site visits and meetings with senior management as the Financial Advisor may deem necessary or appropriate in the performance of its duties to the Special Committee.
     (e) Following completion of its review of Strategic Alternatives, the Special Committee shall present a recommended Strategic Alternative to the Board. In the event that any member of the Special Committee does not agree with the Strategic Alternative recommended by the Special Committee to the Board, such member of the Special Committee shall be entitled to make a separate recommendation to the Board as to a different Strategic Alternative, and the

Board shall consider and make a determination with respect to each such Strategic Alternative presented to it by the Special Committee or any member of the Special Committee.
     Section 1.4. Restricted Activities; Voting Agreement. (a) From the date hereof through the completion of the 2008 Annual Meeting, no West Creek Party shall, and each of the West Creek Parties shall use all commercially reasonable efforts to cause each other member of the West Creek Group not to, directly or indirectly, engage in any Restricted Activity.
          (b) The West Creek Parties shall, and shall cause each other member of the West Creek Group as to which the West Creek Parties have voting control over such other members’ Common Stock to, cause all shares of Common Stock beneficially owned by each of them to be present at the 2008 Annual Meeting for purposes of establishing a quorum and (x) to be voted for the nominees recommended by the Board (provided such nominees are the 2008 Nominees), (y) to be voted or not voted on all other proposals of the Board and any proposals by other stockholders of Capital Senior not covered by clause (z) below, as each such Person determines is appropriate, and (z) to be voted in accordance with the recommendation of the Board on any proposals with respect to an election of directors of any other stockholder of Capital Senior that is proposing one or more nominees for election as director in opposition to the nominees of the Board at any such meeting. No later than five business days prior to the 2008 Annual Meeting, the West Creek Parties shall, and shall cause each other member of the West Creek Group as to which the West Creek Parties have voting control over such other members’ Common Stock to, vote in accordance with this Section 1.4(b). The West Creek Parties shall not, and shall cause each other member of the West Creek Group not to, revoke or change any vote in connection with the 2008 Annual Meeting unless such revocation or change is required or permitted in accordance with the first sentence of this Section 1.4(b)(x) and (z).
     Section 1.5. 2009 Annual Meeting. If (i) the Board approves the Strategic Alternative recommended to it by Hanerfeld or a West Creek Replacement (whether as part of the Special Committee’s recommendation or as a separate recommendation) and has diligently pursued in good faith such Strategic Alternative, and (ii) Capital Senior is in compliance in all material respects with its public disclosure obligations under the Securities Exchange Act of 1934, then no West Creek Party shall, and each of the West Creek Parties shall use all commercially reasonable efforts to cause each other member of the West Creek Group not to, directly or indirectly, engage in any Restricted Activity with respect to the election of directors at the 2009 Annual Meeting.
     Section 1.6. Joint Press Release. Promptly following the execution and delivery of this Agreement, Capital Senior and the West Creek Parties shall prepare and issue a joint press release. Thereafter, Capital Senior and the West Creek Parties shall use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement about the execution or terms of this Agreement.

ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1. Representations and Warranties.
     (a) Each of the parties hereto represents and warrants to the other parties that:
     (i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,
     (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,
     (iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and
     (iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
     (b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.
     Section 2.2. General.
     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.
     (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.
     (c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.
     (d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy,

electronic mail, express delivery service or U.S. overnight mail, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:
If to Capital Senior:
Capital Senior Living Corporation
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
Attention: James A. Stroud, Chairman
Fax No.: 972-770-5666
email: jastroud@capitalsenior.com
with copies to:
Capital Senior Living Corporation
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
Attention: Lawrence A. Cohen, Chief Executive Officer
Fax No.: 212-551-1774
email: lcohen@capitalsenior.com
and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael A. Schwartz
Fax No.: 212-728-9267
email: mschwartz@willkie.com
If to West Creek:
West Creek Capital, LLC
1919 Pennsylvania Avenue, N.W., Ste. 725
Washington, DC 20006
Attention: Jacqueline Manger
Fax No.: 202-466-5918
email: jmchamp@westcreek.com
with a copy to:
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Scott Zimmerman
Fax No.: 212-698-3599
email: scott.zimmerman@dechert.com

     (e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.
     (f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.
     (g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
     (h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     (i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ James A. Stroud
Name:	James A. Stroud
Title:	Chairman of the Company

WEST CREEK CAPITAL, LLC

By:	/s/ Harvey Hanerfeld

Name:	Harvey Hanerfeld
Title:	Managing Member

/s/ Harvey Hanerfeld

Harvey Hanerfeld

/s/ Roger Feldman

Roger Feldman

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